Exhibit 10.16

AMENDMENT TO THE

FIRST BANK 2012 EQUITY BASED INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the 2010 Equity Based Incentive Plan (the “Plan”) of FirstBank (the “Bank”) was approved and adopted by the Administrators of the Plan on September 1, 2016.

1.	A new subsection (d) shall be added to Section 5 of the Plan:

“Notwithstanding anything in the Plan to the contrary, the Administrator may, together with the Compensation Committee of the Board, grant EBI Units under this Plan having terms and conditions, including vesting, that differ from those provided in the Plan. The terms and conditions of any such Awards shall be evidenced by an Award Agreement containing such terms and conditions.” This new subsection (d) shall be effective as of August 8, 2016.

2.	A new subsection (d) shall be added to Section 6 of the Plan:

“Following the effective date of the Company’s initial public offering of its Common Stock (the “IPO”) and contingent upon completion of the IPO, and notwithstanding anything in the Plan to the contrary, the Company may permit Participants to elect to receive a number of shares of Common Stock for each EBI Unit vested to such Participant, such number of shares to be determined by multiplying each EBI Unit vested to such Participant by the Conversion Ratio, instead of receiving an amount in cash for each EBI Unit vested to such Participant. For purposes of this Section 6(d), the “Conversion Ratio” shall equal $21.4085, the Fair Market Value per EBI Unit, divided by the initial public offering price in the IPO. If so permitted by the Company, a Participant must make such election at the time and in the form provided by the Company, and pursuant to such terms and conditions as specified by the Company. Any such election shall not be made earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan. A total of 760,000 shares of the Company’s Common Stock shall be reserved for issuance pursuant to this Section 6(d). For the avoidance of doubt, nothing in this Section 6(d) shall change the Payment Date for any EBI Units.” This new subsection (d) shall be effective as of the effective date of the IPO.

3.	Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being the Administrators of the Plan of the Bank, have executed this instrument as of the date and time indicated above.

ADMINISTRATORS OF THE PLAN

By:	/s/ Christopher T. Holmes
Christopher T. Holmes
President and Chief Executive Officer

AND

/s/ Douglas Cruickshanks
Douglas Cruickshanks
Vice Chairman